Exhibit 10.2

SECOND AMENDMENT TO
WJ COMMUNICATIONS, INC.
2001 EMPLOYEE STOCK PURCHASE PLAN

This Second Amendment to the WJ Communications, Inc. (the “Company”) 2001 Employee Stock Purchase Plan, (the “Stock Purchase Plan”), is made pursuant to Section X of the Stock Purchase Plan.

Recitals:

WHEREAS, the 2001 Employee Stock Purchase Plan was originally adopted by the Company and approved by the stockholders in 2001;

WHEREAS, the 2001 Employee Stock Purchase Plan was first amended by the board of directors on November 1, 2001 to clarify certain terms of the Stock Purchase Plan to reflect the administrators interpretation of such terms and the prior administration of the Stock Purchase Plan; to revise the offering period; to clarify the timing of payroll deductions; to define the Purchase Date as the last day of each offering period and to add provisions to delegate to the Company’s executive committee the authority to amend the Stock Purchase Plan, which modifications were not deemed necessary to submit to stockholders for approval; and

WHEREAS, in 2006 in connection with the Company’s annual meeting, the Board of Directors determined a second amendment to the Stock Purchase Plan to increase the shares available under the Stock Purchase Plan from 1,500,000 to 2,250,000;

WHEREAS, the Second Amendment was approved by the Company stockholders at the Company’s annual meeting on July 20, 2006.

NOW THEREFORE:

The section III, titled “STOCK SUBJECT TO PLAN” of the Stock Purchase Plan is hereby amended to delete “1,500,000” and insert “2,250,000” in its place to reflect an increase in the shares reserved for use under the Stock Purchase Plan.

All other terms and conditions of the Stock Purchase Plan, as amended remain in full force and effect.

The Second Amendment to the Stock Purchase Plan was approved by the Board of Directors on June 1, 2006 and submitted to, and approved by, the Company’s stockholders in connection with the Company’s July 20, 2006 annual meeting.